EXHIBIT 23.1

CONSENT OF CLARK, SCHAEFER, HACKETT & CO.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-180276 and 333-190098) on Form S-8 of Cheviot Financial Corp. of our report dated March 11, 2014 relating to the financial statements, appearing in this Annual Report on Form 10-K of Cheviot Financial Corp. for the year ended December 31, 2013.

Cincinnati, Ohio
March 11, 2014